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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Fitch                      Mark
--------------------------------------------------------------------------------
   (Last)                     (First)             (Middle)

   6820 Academy Parkway East NE
--------------------------------------------------------------------------------
                              (Street)

   Albuquerque                    NM                 87109
--------------------------------------------------------------------------------
   (City)                       (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   LightPath Technologies, Inc. -- LPTHA
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Year

   March 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)

   CEO & President
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person

================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                              Amount
                                                              of
                                              Securities      Secur-              Nature
                                              Acquired (A)    ities     Owner-    of
                                              or Disposed     Bene-     ship      Indirect
                                              of (D) (Instr.  ficially  Form:     Bene-
                               Transaction    3, 4 and 5)     Owned at  Direct    ficial
                                 Code       ----------------  End (D)   or        Owner-
Title of          Transaction  (Instr. 8)          (A)        of Month  Indirect  ship
Security            Date       -----------  Amount or  Price  (Instr.   (I)       (Instr.
(Instr. 3)       (mm/dd/yy)    Code     V          (D)        3 and 4)  (Instr.4)  4)
------------------------------------------------------------------------------------------
Class A Common     3-22-00      X       A    25,000    $7.88
------------------------------------------------------------------------------------------
Class A Common     3-22-00      X       A    7,500     $3.94  32,500     D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

==========================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                       Number                                            Number    Owner-
                                       of                                                of        ship
                                       Deriv-                      Title and             Deriv-    of
              Conver-                  ative                       Amount of             ative     Deriv-
              sion                     Secur-                      Underlying            Secur-    ative  Nature
              of                       ities                       Securities            ities     Secur- of
              Exer-                    Acquired   Date             (Instr. 3     Price   Bene-     ity:   In-
              cise             Trans-  (A) or     Exercisable and  and 4)        of      ficially  Direct direct
              Price   Trans-   action  Disposed   Expiration Date  ------------- Deriv-  Owned     (D) or Bene-
              of      action   Code    of(D)      (Month/Day/Year)        Amount ative   at End    In-    ficial
Title of      Deriv-  Date     (Instr. (Instr.3,  ----------------        or     Secur-  of        direct Owner-
Derivative    ative   (Month/  8)      4 and 5)   Date     Expira-        Number ity     Month     (I)    ship
Security      Secur-  Day/     ------  --------   Exer-    tion           of     (Instr. (Instr.   (Instr (Instr.
(Instr. 3)    ity     Year)    Code V  (A)   (D)  cisable  Date    Title  Shares 5)      4)        4)     4)
-----------------------------------------------------------------------------------------------------------------
ISO Option   $7.88  3-22-00      X      D  25,000  10/97  10/07                  25,000
-----------------------------------------------------------------------------------------------------------------
ISO Option    3.94  3-22-00      X      D  7,500   9/99    9/08                    7,500         47,500     D
=================================================================================================================

Explanation of Responses:

/s/ Mark Fitch                                   4-6-00
-------------------------------               ------------
**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.